================================================================================




                                 ALLERGAN, INC.
                            (a Delaware corporation)
                                     ISSUER




                                  $575,270,000
                     Liquid Yield Option Notes(TM) due 2020
                          (Zero Coupon -- Subordinated)




                               PURCHASE AGREEMENT




Dated:  October 26, 2000




================================================================================




(TM)Trademark of Merrill Lynch & Co., Inc.

                                TABLE OF CONTENTS


                                                                                          Page
                                                                                          ----

SECTION 1.       Representations and Warranties by the Company...............................3

        (a)    Representations and Warranties................................................3

        (b)    Officer's Certificates.......................................................11

SECTION 2.       Sale and Delivery to Initial Purchaser; Closing............................12

        (a)    Initial Securities...........................................................12

        (b)    Option Securities............................................................12

        (c)    Payment......................................................................12

        (d)    Qualified Institutional Buyer................................................12

        (e)    Denominations; Registration..................................................13

SECTION 3.       Covenants of the Company...................................................13

        (a)    Offering Memorandum..........................................................13

        (b)    Notice and Effect of Material Events.........................................13

        (c)    Amendment to Offering Memorandum and Supplements.............................14

        (d)    Qualification of Securities for Offer and Sale...............................14

        (e)    DTC..........................................................................14

        (f)    Use of Proceeds..............................................................14

        (g)    Restriction on Sale of Securities............................................14

        (h)    PORTAL Designation...........................................................15

        (i)    Reservation of Common Stock..................................................15

        (j)    Listing of Common Stock......................................................15

SECTION 4.       Payment of Expenses........................................................15

        (a)    Expenses.....................................................................15



        (b)    Termination of Agreement.....................................................16

SECTION 5.       Conditions of Initial Purchaser's Obligations..............................16

        (a)    Opinion of Counsel for the Company...........................................16

        (b)    Opinion of General Counsel for the Company...................................16

        (c)    Opinion of Counsel for Initial Purchaser.....................................16

        (d)    Officers' Certificates.......................................................16

        (e)    Accountants' Comfort Letters.................................................17

        (f)    Bring-down Comfort Letter....................................................17

        (g)    Rating.......................................................................17

        (h)    Registration Rights Agreement................................................17

        (i)    PORTAL.......................................................................17

        (j)    Lock-up Agreements...........................................................18

        (k)    Conditions to Purchase of Option Securities..................................18

        (l)    Additional Documents.........................................................18

        (m)    Termination of Agreement.....................................................19

SECTION 6.       Subsequent Offers and Resales of the Securities............................19

        (a)    Offer and Sale Procedures....................................................19

        (b)    Covenants of the Company.....................................................20

SECTION 7.       Indemnification............................................................21

        (a)    Indemnification of Initial Purchaser.........................................21

        (b)    Indemnification of Company, Directors and Officers...........................22

        (c)    Actions Against Parties; Notification........................................22

        (d)    Settlement Without Consent if Failure to Reimburse...........................22


SECTION 8.       Contribution...............................................................23

SECTION 9.       Representations, Warranties and Agreements to Survive Delivery.............24

SECTION 10.      Termination of Agreement...................................................24

        (a)    Termination; General.........................................................24

        (b)    Liabilities..................................................................25

SECTION 11.      Notices....................................................................25

SECTION 12.      Parties....................................................................25

SECTION 13.      GOVERNING LAW..............................................................25

SECTION 14.      Effect of Headings.........................................................25

SECTION 15.      Entire Agreement...........................................................26




SCHEDULES

Schedule A   --   Pricing Information..................................................Sch A-1
Schedule B   --   List of Persons Subject to Lock-up Agreements........................Sch B-1


EXHIBITS

Exhibit A    --   Form of Registration Rights Agreement....................................A-1
Exhibit B    --   Form of Opinion of Counsel to the Company................................B-1
Exhibit C    --   Form of Opinion of General Counsel to the Company........................C-1
Exhibit D    --   Form of Lock-up Letter Agreement.........................................D-1

                                 ALLERGAN, INC.
                            (a Delaware corporation)
                                     ISSUER


                                  $575,270,000
                     Liquid Yield Option Notes(TM) due 2020
                          (Zero Coupon -- Subordinated)


                               PURCHASE AGREEMENT


                                                                October 26, 2000


MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
North Tower
World Financial Center
New York, New York  10281-1209

Ladies and Gentlemen:

               Allergan, Inc., a Delaware corporation (the "Company"), confirms its agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Initial Purchaser"), with respect to the issue and sale by the Company and the purchase by the Initial Purchaser of $575,270,000 aggregate principal amount at maturity of the Company's Liquid Yield Option Notes(TM) due 2020 (the "Initial Securities") and the grant by the Company to the Initial Purchaser of the option described in Section 2(b) to purchase all or any part of an additional $82,181,000 principal amount at maturity of the Company's Liquid Yield Option Notes(TM) due 2020 to cover over-allotments, if any (the "Option Securities"). The Initial Securities, together with the Option Securities, are collectively referred to herein as the "Securities". The Securities are to be issued pursuant to an indenture dated as of November 1, 2000 (the "Indenture") between the Company and U.S. Bank Trust National Association, as trustee (the "Trustee"). Securities issued in book-entry form will be issued to Cede & Co. as nominee of The Depository Trust Company ("DTC") pursuant to a letter agreement, to be dated as of the Closing Time (as defined in Section 2(b)) (the "DTC Agreement"), among the Company, the Trustee and DTC.

               The Securities will be convertible into shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") in accordance with the terms of the Securities and the Indenture, at the initial conversion rate specified in Schedule A hereto. Upon the third and tenth anniversaries of the initial issuance date of the Securities, each holder of Securities may require the Company to purchase such Securities for a price to be paid, at the Company's option, in cash or (subject to certain limitations) shares of Common Stock, or any combination thereof, at a purchase price equal to the issue price of the Securities plus the accrued original issue discount thereon to the date of such purchase. If prior to such date of purchase the Securities have been converted to semiannual coupon notes following the occurrence of a Tax Event (as defined in the Indenture), such purchase price will be equal to the Restated Principal Amount (as defined in the Indenture) plus accrued and unpaid interest (in lieu of any original issue discount) from the date of such conversion through such date of purchase. Upon each Change in Control (as defined in the Indenture) occurring prior to the fifth anniversary of the initial issuance date of the Securities, each holder of Securities may require the Company to purchase for cash such holder's Securities (subject to certain restrictions described below) at a purchase price equal to the issue price of the Securities plus the accrued original issue discount thereon to the date of such purchase. If prior to such date of purchase the Securities have been converted to semiannual coupon notes following the occurrence of a Tax Event, the Company will be required to purchase such Securities at a cash price equal to the Restated Principal Amount plus accrued and unpaid interest (in lieu of any original issue discount) from the date of such conversion through such date of purchase.

               The holders of Securities will be entitled to the benefits of a Registration Rights Agreement, substantially in the form attached hereto as Exhibit A with such changes as shall be agreed to by the parties hereto (the "Registration Rights Agreement"), pursuant to which the Company will file a registration statement with the Securities and Exchange Commission (the "Commission") registering resales of the Securities and the shares of Common Stock issuable upon conversion thereof, as referred to in the Registration Rights Agreement under the Securities Act of 1933, as amended (the "1933 Act").

               The Company understands that the Initial Purchaser proposes to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Initial Purchaser may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers ("Subsequent Purchasers") at any time after the date of this Agreement. The Securities are to be offered and sold through the Initial Purchaser without being registered under the 1933 Act, in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A ("Rule 144A") or Regulation S ("Regulation S") of the rules and regulations promulgated under the 1933 Act (the "1933 Act Regulations") by the Commission).

               The Company has prepared and delivered to the Initial Purchaser copies of a preliminary offering memorandum dated October 25, 2000 (the "Preliminary Offering Memorandum") and has prepared and will deliver to the Initial Purchaser on the date hereof or the next succeeding day, copies of a final offering memorandum dated October 26, 2000 (the "Final Offering Memorandum") for use by the Initial Purchaser in connection with its solicitation of, purchases of, or offering of, the Securities. "Offering Memorandum" means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), including exhibits and appendices thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Company to the Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities.

               All references in this Agreement to financial statements and schedules and other information which is "contained", "included" or "stated" in the Offering Memorandum (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the Offering Memorandum; and all references in this Agreement to amendments or supplements to the Offering Memorandum shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934 (the "1934 Act") which is incorporated by reference in the Offering Memorandum.


               SECTION 1.    Representations and Warranties by the Company

               (a) Representations and Warranties

               The Company represents and warrants to the Initial Purchaser as of the date hereof and as of the Closing Time referred to in Section 2(c) hereof, and as of the Date of Delivery (if any) referred to in Section 2(b) hereof, and agrees with the Initial Purchaser, as follows:

               (i)    Similar Offerings

                      Neither the Company nor any of its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an "Affiliate"), has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, or will solicit any offer to buy or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the 1933 Act.

               (ii)   Offering Memorandum

                      The Offering Memorandum does not, and at the Closing Time (as defined herein) (and, if any Option Securities are purchased, at the Date of Delivery (as defined herein)) will not, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Offering Memorandum made in reliance upon and in conformity with information furnished to the Company in writing by the Initial Purchaser expressly for use in the Offering Memorandum.

               (iii)  Incorporated Documents

                      The Offering Memorandum as delivered from time to time shall incorporate by reference the most recent Annual Report of the Company on Form 10-K, each Quarterly Report of the Company on Form 10-Q and each Current Report of the Company on Form 8-K filed with the Commission since the filing of such Annual Report. The documents incorporated or deemed to be incorporated by reference in the

        Offering Memorandum at the time they were or hereafter are filed with the Commission complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the "1934 Act Regulations"), and, when read together with the other information in the Offering Memorandum, at the date of the Offering Memorandum and at the Closing Time (and, if any Option Securities are purchased, at the Date of Delivery), do not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (iv)   Independent Accountants

                      To the best knowledge of the Company after due inquiry, KPMG LLP ("KPMG"), the accountants who certified the financial statements and supporting schedules with respect to the Company included in the Offering Memorandum are independent public accountants with respect to the Company and its subsidiaries within the meaning of Regulation S-X under the 1933 Act.

               (v)    Financial Statements

                      The financial statements, together with the related schedules and notes, included in the Offering Memorandum present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders' equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included in the Offering Memorandum present fairly in accordance with GAAP the information required to be stated therein. The selected financial data included in the Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Offering Memorandum.

               (vi)   No Material Adverse Change in Business

                      Since the respective dates as of which information is given in the Offering Memorandum, except as otherwise stated therein,
        (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a "Material Adverse Effect"), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

               (vii)  Good Standing of the Company

                      The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and corporate authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under this Agreement, the Indenture and the Registration Rights Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, and each subsidiary of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

               (viii) Capitalization

                      The authorized, issued and outstanding capital stock and the debt of the Company is as set forth in the Offering Memorandum in the column entitled "Actual" under the caption "Capitalization" (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements, employee benefit plans referred to in the Offering Memorandum or pursuant to the exercise of convertible securities or options referred to in the Offering Memorandum). The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company; and all of the issued shares of capital stock of each "significant subsidiary" of the Company (as such term is defined in Rule 1-02 of Regulation S-X under the 1933 Act, herein a "Significant Subsidiary") have been duly and validly authorized and issued, are (except for Significant Subsidiaries that are incorporated in jurisdictions outside the United States) fully paid and non-assessable, and (except for directors' qualifying shares) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims. The authorized capital stock of the Company conforms in all material respects as to legal matters to the description thereof contained in the Offering Memorandum.

                      Upon issuance and delivery of the Securities in accordance with this Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof into shares of Common Stock, subject to the Company's right to elect instead to pay such holder in cash the market value of such shares of Common Stock, in accordance with the terms of the Securities and the Indenture; the shares of Common Stock issuable upon such conversion of the Securities have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action and such shares, when issued upon such conversion, will be validly issued and will be fully paid and non-assessable; the shares of Common Stock issuable at the Company's option upon purchase of the Securities at the option of the holder thereof will have been, prior to the issuance thereof, duly authorized by all necessary corporate action, and such shares if and when issued, in accordance with the terms of the Securities and the Indenture, will be validly issued, fully paid and non-assessable; and the issuance of such shares upon such conversion or purchases will not be subject to the preemptive or other similar rights of any securityholder of the Company.

               (ix)   Authorization of Agreement

                      This Agreement has been duly authorized, executed and delivered by the Company.

               (x)    Authorization of the Indenture

                      The Indenture has been duly authorized by the Company and, when executed and delivered by the Company and the Trustee, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally and by equitable principles of general applicability, regardless of whether such enforceability is considered in a proceeding at equity or at law.

               (xi)   Authorization of the Registration Rights Agreement

                      The Registration Rights Agreement has been duly authorized by the Company and, when executed and delivered by the Company and the Initial Purchaser, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally and by equitable principles of general applicability, regardless of whether such enforceability is considered in a proceeding at equity or at law.

               (xii)  Authorization of the Securities

                      The Securities have been duly authorized by the Company and, at the Closing Time, will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally and by equitable principles of general applicability, regardless of whether such enforceability is considered in a proceeding at equity or at law, and will be in the form contemplated by, and entitled to the benefits of, the Indenture and the Registration Rights Agreement.

               (xiii) Description of the Securities, the Indenture and the
                      Registration Rights Agreement

                      The Securities, the Indenture and the Registration Rights Agreement will conform in all material respects to the respective statements relating thereto contained in the Offering Memorandum and will be in substantially the respective forms last delivered to the Initial Purchaser prior to the date of this Agreement.

               (xiv)  Absence of Defaults and Conflicts

                      Except as disclosed in the Offering Memorandum, neither the Company nor any of its subsidiaries is in violation of its charter, by-laws or other organizational documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its Significant Subsidiaries is a party or by which it may be bound or to which any of the property or assets of the Company or any of its subsidiaries may be subject (collectively, "Agreements and Instruments"), except in each such case for such violations or defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement, the Indenture, the Registration Rights Agreement and the Securities and any other agreement or instrument entered into or issued or to be entered into or issued by the Company in connection with the transactions contemplated hereby or thereby or in the Offering Memorandum and the consummation of the transactions contemplated herein and in the Offering Memorandum (including, without limitation, the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Offering Memorandum under the caption "Use of Proceeds") and compliance by the Company with its obligations hereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or a Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, the Agreements and Instruments except for such conflicts, breaches or defaults or liens, charges or encumbrances that, singularly or in the aggregate, would not result in a Material Adverse Effect, nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any of its Significant Subsidiaries or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of such subsidiaries or any of their assets or properties. As used herein, a "Repayment Event" means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

               (xv)   Absence of Labor Dispute

                      Except for routine disputes not substantially different in quality and character suffered in the ordinary course consistent with past practice, no labor dispute exists with the employees of the Company or with employees of any of its subsidiaries nor, to the knowledge of the Company, is any such labor dispute imminent.

               (xvi)  Absence of Proceedings

                      Except as disclosed in the Offering Memorandum, there is no action, suit, proceeding (except applications for regulatory approval from the Food and Drug Administration and foreign drug agencies), inquiry or investigation before or by any government, governmental instrumentality or court, domestic or foreign, now pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, as the case may be, that could reasonably be expected to have a Material Adverse Effect, or that could reasonably be expected individually or in the aggregate to materially and adversely affect the properties or assets of the Company or any of its subsidiaries, considered as one enterprise, or that could reasonably be expected to adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder. The aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or which affect any of its properties that are not described in the Offering Memorandum, including ordinary routine litigation incidental to the business, could not reasonably be expected to have a Material Adverse Effect.

               (xvii) Possession of Intellectual Property

                      Except as disclosed in the Offering Memorandum, the Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, the "Intellectual Property") necessary to carry on the business now operated by them. Neither the Company nor any of its subsidiaries has received any written or oral notice by or on behalf of a claimant of any infringement of or conflict with rights of the claimant by the Company with respect to any Intellectual Property, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding), singularly or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

               (xviii) Absence of Further Requirements

                      No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement or for the due execution, delivery or performance of the Indenture by the Company, except such as have been already obtained.

               (xix)  Possession of Licenses and Permits

                      Except as disclosed in the Offering Memorandum, the Company and its subsidiaries possess such licenses, approvals, consents and other authorizations (collectively, the "Governmental Licenses") issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure to possess such Governmental Licenses would not, singly or in the aggregate, have a Material Adverse Effect; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

               (xx)   Title to Property

                      The Company and its subsidiaries have good and marketable title to all properties and assets owned by each of them, free and clear of all mortgages, pledges, liens, charges, security interests, claims, encumbrances or restrictions of any kind, except such as (A) are disclosed in the Offering Memorandum or (B) are neither material in amount nor materially significant in relation to the business of the Company and its subsidiaries, considered as one enterprise; all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Offering Memorandum, are in full force and effect, and neither the Company nor any of its subsidiaries has any written notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or any subsidiary thereof to the continued possession of the leased or subleased premises under any such lease or sublease.

               (xxi)  Environmental Laws

                      Except as disclosed in the Offering Memorandum and except as such matters would not, singularly or in the aggregate, have a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws"), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, except where the failure so to be in compliance would not result in a Material Adverse Effect, and (C) there are no pending or, to the best knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries.

               (xxii) Rule 144A Eligibility

                      The Securities are eligible for resale pursuant to Rule 144A (assuming the accuracy of the representations and warranties of the Initial Purchaser contained herein) and will not be, at the Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated interdealer quotation system.

               (xxiii) No General Solicitation

                      None of the Company, its Affiliates or any person acting on its or any of their behalf (other than the Initial Purchaser and its Affiliates, as to whom the Company makes no representation) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

               (xxiv) No Registration Required

                      Subject to compliance by the Initial Purchaser with the representations and warranties set forth in Section 2 and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchaser and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act").

               (xxv)  Investment Company Act

                      The Company is not, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Offering Memorandum will not be, an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended (the "1940 Act").

               (xxvi) Filing of Tax Returns

                      The Company and each of its subsidiaries have filed all tax returns which are required to have been filed by them pursuant to domestic or foreign laws and have paid all taxes due pursuant to such returns or pursuant to any assessment received by them (except where the requirement for payment of such taxes is being contested in good faith in appropriate proceedings), except where the failure so to file or pay would not result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its subsidiaries in respect of taxes or other governmental charges are, to the best knowledge of the Company after reasonable investigation, adequate.

               (xxvii) Insurance

                      The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; neither the Company nor the Subsidiary has been refused any material insurance coverage sought or applied; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

               (xxviii) System of Internal Accounting Controls

                      The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management's general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management's general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

               (xxix) Default Under Senior Indebtedness

                      No event of default exists under any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument constituting Senior Indebtedness (as defined in the Indenture).

               (b)  Officer's Certificates

               Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Initial Purchaser or to counsel for the Initial Purchaser shall be deemed a representation and warranty by the Company to the Initial Purchaser as to the matters covered thereby.

               SECTION 2.    Sale and Delivery to Initial Purchaser; Closing

               (a) Initial Securities

               On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Company, at the price set forth in Schedule A hereto, the Initial Securities.

               (b) Option Securities

               In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Initial Purchaser to purchase any or all of the Option Securities (in multiples of $1,000 principal amount at maturity) at the price set forth in Schedule A hereto plus accrued Original Issue Discount, if any, from the Closing Time to the Date of Delivery. The option hereby granted will expire 30 days after the date hereof and may be exercised in whole or in part from time to time only for the purpose of covering over-allotments that may be made in connection with the offering and distribution of the Initial Securities upon notice by the Initial Purchaser to the Company setting forth the number of Option Securities as to which the Initial Purchaser is then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (a "Date of Delivery") shall be determined by the Initial Purchaser, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Time, as hereinafter defined.

               (c) Payment

               Payment of the purchase price for, and delivery of certificates for, the Initial Securities shall be made at the office of Shearman & Sterling, 555 California Street, Suite 2000, San Francisco, CA 94104, or at such other place as shall be agreed upon by the Initial Purchaser and the Company, at 10:00 A.M. (eastern time) on November 1, 2000, or such other time not later than ten business days after such date as shall be agreed upon by the Initial Purchaser and the Company (such time and date of payment and delivery being herein called the "Closing Time").

               In addition, in the event that any or all of the Option Securities are purchased by the Initial Purchaser, payment of the purchase price for, and delivery of certificates for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Initial Purchaser and the Company, on each Date of Delivery as specified in the notice from the Initial Purchaser to the Company.

               Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company in writing, against delivery to the Initial Purchaser for its account of certificates for the Securities to be purchased by it.

               (d) Qualified Institutional Buyer

               The Initial Purchaser represents and warrants to, and agrees with, the Company that it (i) is a "qualified institutional buyer" within the meaning of Rule 144A under the 1933 Act (a "Qualified Institutional Buyer") and an "accredited investor" within the meaning of Rule 501(a) under the 1933 Act (an "Accredited Investor") and (ii) has not and will not offer or sell the Securities by means of any general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act).

               (e) Denominations; Registration

               Certificates for the Securities shall be in such denominations ($1,000 or integral multiples thereof) and registered in such names as the Initial Purchaser may request in writing at least two full business days before the Closing Time or the relevant Date of Delivery, as the case may be. The certificates representing the Securities shall be registered in the name of Cede & Co. pursuant to the DTC Agreement and shall be made available for examination and packaging by the Initial Purchaser in The City of New York not later than 10:00 A.M. on the last business day prior to the Closing Time or the relevant Date of Delivery, as the case may be.


               SECTION 3.    Covenants of the Company

               The Company covenants with the Initial Purchaser as follows:

               (a) Offering Memorandum

               The Company, as promptly as possible, will furnish to the Initial Purchaser, without charge, such number of copies of the Preliminary Offering Memorandum, Final Offering Memorandum and any amendments and supplements thereto and documents incorporated by reference therein as the Initial Purchaser may reasonably request.

               (b) Notice and Effect of Material Events

               The Company will immediately notify the Initial Purchaser, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the offering of the Securities with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) prior to the completion of the placement of the Securities by the Initial Purchaser as evidenced by a notice in writing from the Initial Purchaser to the Company, any material changes in or affecting the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries, considered as one enterprise, which (i) make any statement in the Offering Memorandum false or misleading or (ii) are not disclosed in the Offering Memorandum. In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of any of the Company, its counsel, the Initial Purchaser or counsel for the Initial Purchaser, to amend or supplement the Final Offering Memorandum in order that the Final Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company will forthwith amend or supplement the Final Offering Memorandum by preparing and furnishing to the Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Final Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchaser) so that, as so amended or supplemented, the Final Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.

               (c) Amendment to Offering Memorandum and Supplements

               The Company will advise the Initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum and will not effect such amendment or supplement without the consent of the Initial Purchaser. Neither the consent of the Initial Purchaser, nor the Initial Purchaser's delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof.

               (d) Qualification of Securities for Offer and Sale

               The Company will use its reasonable best efforts, in cooperation with the Initial Purchaser, to qualify the Securities for the initial offering and sale under the applicable securities laws of such states and other jurisdictions as the Initial Purchaser may designate and will maintain such qualifications in effect as long as required for the sale of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

               (e) DTC

               The Company will cooperate with the Initial Purchaser and use its reasonable best efforts to permit the Securities to be eligible for clearance and settlement through the facilities of DTC.

               (f) Use of Proceeds

               The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Offering Memorandum under "Use of Proceeds".

               (g) Restriction on Sale of Securities

               During a period of 90 days from the date of the Offering Memorandum, the Company will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company's Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the Company or with respect to which the Company has or hereafter acquires the power of disposition, or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock or any securities convertible into or exchangeable for Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the Securities to be sold hereunder, (B) any shares of Common Stock issued by the Company upon the exercise of an option or warrant or upon the conversion of a security outstanding on the date hereof and referred to in the Offering Memorandum or the conversion of the Securities or (C) any shares of Common Stock issued or options to purchase Common Stock granted pursuant to existing employee benefit plans of the Company.

               (h) PORTAL Designation

               The Company will use its best efforts to permit the Securities to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. ("NASD") relating to trading in the PORTAL Market.

               (i) Reservation of Common Stock

               The Company will reserve and keep available at all times, free of preemptive rights, Common Stock for the purpose of enabling the Company to satisfy any obligations to issue Common Stock upon conversion of the Securities.

               (j) Listing of Common Stock

               The Company will use its best efforts to cause all shares of Common Stock issuable upon conversion of the Securities to be listed on the New York Stock Exchange.


               SECTION 4.    Payment of Expenses

               (a) Expenses

               The Company agrees to bear all expenses incident to the performance of its obligations under this Agreement, the Securities, the Indenture and the Registration Rights Agreement, including, but not limited to,
(i) the preparation and printing of the Offering Memorandum (including financial statements and any schedules or exhibits and any document incorporated therein by reference) and of each amendment or supplement thereto, (ii) the preparation, printing and delivery to the Initial Purchaser of this Agreement, the Indenture, the Registration Rights Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Initial Purchaser, including any charges of DTC in connection therewith, (iv) the reasonable fees and disbursements of the Company's counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchaser in connection therewith and in connection with the preparation of the Blue Sky Survey, any supplement thereto and any Legal Investment Survey, (vi) the fees and expenses of the Trustee, including the reasonable fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, (vii) any fees payable in connection with the rating of the Securities and (viii) any fees and expenses payable in connection with the initial and continued designation of the Securities as PORTAL securities under the PORTAL Market Rules pursuant to NASD Rule 5322.

               (b) Termination of Agreement

               If this Agreement is terminated by the Initial Purchaser in accordance with the provisions of Section 5 or Section 10(a)(i) hereof, the Company shall reimburse the Initial Purchaser for all of its out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchaser.


               SECTION 5.    Conditions of Initial Purchaser's Obligations

               The obligations of the Initial Purchaser hereunder are subject to the accuracy of the representations and warranties of the Company contained in
Section 1 hereof or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

               (a) Opinion of Counsel for the Company

               At the Closing Time, the Initial Purchaser shall have received the opinion, dated as of the Closing Time, of Gibson, Dunn & Crutcher LLP, counsel for the Company and regulatory affairs counsel for the Company, in form and substance reasonably satisfactory to counsel for the Initial Purchaser, to the effect set forth in Exhibit B hereto.

               (b) Opinion of General Counsel for the Company

               At the Closing Time, the Initial Purchaser shall have received the opinion, dated as of the Closing Time, of Francis R. Tunney, Jr., General Counsel of the Company, in form and substance reasonably satisfactory to counsel for the Initial Purchaser, to the effect set forth in Exhibit C hereto and to such further effect as counsel to the Initial Purchaser may reasonably request.

               (c) Opinion of Counsel for Initial Purchaser

               At the Closing Time, the Initial Purchaser shall have received the opinion, dated as of the Closing Time, of Shearman & Sterling, counsel for the Initial Purchaser, in form and substance reasonably satisfactory to the Initial Purchaser. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Initial Purchaser. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

               (d) Officers' Certificates

               At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Offering Memorandum, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Initial Purchaser shall have received a certificate of the President or a Corporate or Senior Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of the Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

               (e) Accountants' Comfort Letters

               At the time of the execution of this Agreement, the Initial Purchaser shall have received from KPMG, a letter dated such date, in form and substance reasonably satisfactory to the Initial Purchaser, containing statements and information of the type ordinarily included in accountants' "comfort letters" to Initial Purchaser with respect to the financial statements and certain financial information contained in the Offering Memorandum.

               (f) Bring-down Comfort Letter

               At the Closing Time, the Initial Purchaser shall have received from KPMG a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (f) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

               (g) Rating

               Since the date of this Agreement, there shall not have occurred a downgrading in the rating, if any, assigned to the Securities or any of the Company's other debt securities by any "nationally recognized statistical rating agency", as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act, and no such securities rating agency shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Securities or any of the Company's other debt securities.

               (h) Registration Rights Agreement

               At the Closing Time, the Registration Rights Agreement, in the form attached hereto as Exhibit A, shall have been duly executed and delivered by the Company and (assuming due execution, delivery and performance by the Initial Purchaser) be in full force and effect.

               (i) PORTAL

               At the Closing Time, the Securities shall have been designated for trading on PORTAL.

               (j) Lock-up Agreements

               At the date of this Agreement, the Initial Purchaser shall have received an agreement substantially in the form of Exhibit E hereto signed by the persons listed on Schedule B hereto.

               (k) Conditions to Purchase of Option Securities

               In the event that the Initial Purchaser exercises its option provided in Section 2(b) to purchase all or any portion of the Option Securities, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company and any subsidiary of the Company hereunder shall be true and correct as of the Date of Delivery and, at the Date of Delivery, the Initial Purchaser shall have received:

               (i)    Officers' Certificates

                      Certificates, dated the Date of Delivery, of the President or a Corporate or Senior Vice President of the Company and of the chief financial or chief accounting officer of the Company confirming that the certificate delivered at the Closing Time pursuant to Section 5(e) remains true and correct as of the Date of Delivery.

               (ii)   Opinions of Counsel

                      The opinions of Gibson, Dunn & Crutcher, counsel for the Company, and Francis R. Tunney, Jr., General Counsel of the Company, each in form and substance reasonably satisfactory to counsel for the Initial Purchaser, dated the Date of Delivery, relating to the Option Securities to be purchased on the Date of Delivery and otherwise to substantially the same effect as the opinions provided in Sections 5(a) and 5(b).

               (iii)  Opinion of Counsel for the Initial Purchaser

                      The opinion of Shearman & Sterling, counsel for the Initial Purchaser, dated the Date of Delivery, relating to the Option Securities to be purchased on the Date of Delivery and otherwise to the same effect as the opinion provided in Section 5(c).

               (iv)   Bring-down Comfort Letters

                      Letter from KPMG in form and substance reasonably satisfactory to the Initial Purchaser and dated the Date of Delivery, substantially in the same form and substance as the letters furnished to the Initial Purchaser pursuant to Section 5(e), except that the "specified date" in the letters furnished pursuant to this paragraph shall be a date not more than three business days prior to the Date of Delivery.

               (l) Additional Documents

               At the Closing Time and at each Date of Delivery, counsel for the Initial Purchaser shall have been furnished with such documents as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Initial Purchaser and counsel for the Initial Purchaser.

               (m) Termination of Agreement

               If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Option Securities on a Date of Delivery which is after the Closing Time, the obligations of the Initial Purchaser to purchase the Option Securities, may be terminated by the Initial Purchaser by notice to the Company at any time at or prior to the Closing Time or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8 and 9 shall survive any such termination and remain in full force and effect.


               SECTION 6.    Subsequent Offers and Resales of the Securities

               (a)  Offer and Sale Procedures

               The Initial Purchaser and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the
Securities:

               (i)    Offers and Sales Only to Qualified Institutional Buyers

                      Offers and sales of the Securities shall only be made to persons whom the offeror or seller reasonably believes to be qualified institutional buyers (as defined in Rule 144A under the Securities Act).

               (ii)   No General Solicitation

                      No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) will be used in the United States in connection with the offering or sale of the Securities.

               (iii)  Purchases by Non-Bank Fiduciaries

                      In the case of a non-bank Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, each third party shall, in the judgment of the applicable Initial Purchaser, be a Qualified Institutional Buyer.

               (iv)   Subsequent Purchaser Notification

                      The Initial Purchaser will take reasonable steps to inform, and cause each of its U.S. Affiliates to take reasonable steps to inform, persons acquiring Securities from the Initial Purchaser or affiliate, as the case may be, in the United States that the Securities
        (A) have not been and will not be registered under the 1933 Act, (B) are being sold to them without registration under the 1933 Act in reliance on Rule 144A or in accordance with another exemption from registration under the 1933 Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except (1) to the Company, (2) inside the United States in accordance with (x) Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A, or (3) outside the United States in accordance with Regulation S or (y) pursuant to another available exemption from registration under the 1933 Act.

               (v)    Minimum Principal Amount

                      No sale of the Securities to any one Subsequent Purchaser will be for less than $250,000 principal amount at maturity and no Security will be issued in a smaller principal amount. If the Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least $250,000 principal amount at maturity of the Securities.

               (vi)   Restrictions on Transfer

                      The transfer restrictions and the other provisions set forth in the Offering Memorandum under the heading "Transfer Restrictions", including the legend required thereby, shall apply to the Securities except as otherwise agreed by the Company and the Initial Purchaser.

               (b) Covenants of the Company

               The Company covenants with the Initial Purchaser as follows:

               (i)    Integration

                      The Company agrees that it will not and will cause its Affiliates not to solicit any offer to buy or make any offer or sale of, or otherwise negotiate in respect of, securities of the Company of any class if, as a result of the doctrine of "integration" referred to in Rule 502 under the 1933 Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the Company to the Initial Purchaser, (ii) the resale of the Securities by the Initial Purchaser to Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act provided by Section 4(2) thereof or by Rule 144A thereunder or otherwise.

               (ii)   Rule 144A Information

                      The Company agrees that, in order to render the Securities eligible for resale pursuant to Rule 144A under the 1933 Act, while any of the Securities remain outstanding, it will make available, upon request, to any holder of Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company furnishes information to the Commission pursuant to Section 13 or 15(d) of the 1934 Act (such information, whether made available to holders or prospective purchasers or furnished to the Commission, is herein referred to as "Additional Information").

               (iii)  Restriction on Repurchases

                      Until the expiration of two years after the original issuance of the Securities, the Company will not, and will cause its Affiliates not to, purchase or agree to purchase or otherwise acquire any Securities which are "restricted securities" (as such term is defined under Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker's transactions).


               SECTION 7.    Indemnification

               (a)  Indemnification of Initial Purchaser

               The Company agrees to indemnify and hold harmless the Initial Purchaser and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

               (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

               (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; and

               (iii) against any and all expense whatsoever, as incurred (including the reasonable fees and disbursements of counsel chosen by the Initial Purchaser), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser expressly for use in the Offering Memorandum (or any amendment thereto).

               (b) Indemnification of Company, Directors and Officers

               The Initial Purchaser agrees to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of
Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Offering Memorandum in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser expressly for use in the Offering Memorandum.

               (c) Actions Against Parties; Notification

               Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by the Initial Purchaser, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

               (d) Settlement Without Consent if Failure to Reimburse

                If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel consistent herewith, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request,
(ii) such
indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into, and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement; provided that an indemnifying party shall not be liable for any such settlement effected without its consent if such indemnifying party, prior to the date of such settlement, (1) reimburses such indemnified party in accordance with such request for the amount of such fees and expenses of counsel as the indemnifying party believes in good faith to be reasonable, and (2) provides written notice to the indemnified party that the indemnifying party disputes in good faith the reasonableness of the unpaid balance of such fees and expenses.


               SECTION 8.    Contribution

               If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchaser on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Initial Purchaser on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

               The relative benefits received by the Company on the one hand and the Initial Purchaser on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Initial Purchaser, bear to the aggregate initial offering price of the Securities.

               The relative fault of the Company on the one hand and the Initial Purchaser on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                The Company and the Initial Purchaser agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

               Notwithstanding the provisions of this Section, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which the Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

               No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

               For purposes of this Section, each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the 1933 Act or
Section 20 of the 1934 Act shall have the same rights to contribution as the Initial Purchaser, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.


               SECTION 9. Representations, Warranties and Agreements to Survive Delivery

               All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchaser or controlling person, or by or on behalf of the Company, and shall survive delivery of the Securities to the Initial Purchaser.


               SECTION 10.   Termination of Agreement

               (a) Termination; General

                The Initial Purchaser may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Offering Memorandum, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or
(ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Initial Purchaser, impracticable to market the Securities or to enforce contracts for the sale of the Securities, or
(iii) if trading in any securities of the Company has been suspended or materially limited by the Commission, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority or (iv) if a banking moratorium has been declared by either Federal or New York authorities.

               (b) Liabilities

               If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8 and 9 shall survive such termination and remain in full force and effect.


               SECTION 11.   Notices

               All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchaser shall be directed to it at 3300 Hillview Avenue, Suite 150, Palo Alto, California 94304, attention of D. Casey Safreno; notices to the Company shall be directed to it at 2525 Dupont Drive, Irvine, California 92612, attention of General Counsel.


               SECTION 12.   Parties

               This Agreement shall inure to the benefit of and be binding upon the Initial Purchaser and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchaser and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchaser and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from the Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.


               SECTION 13.   GOVERNING LAW

               THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.


               SECTION 14.   Effect of Headings

               The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

               SECTION 15.   Entire Agreement

                This Agreement is intended by the parties as a final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

               If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchaser and the Company in accordance with its terms.

                                            Very truly yours,

                                            ALLERGAN, INC.


                                            By /s/ ERIC K. BRANDT
                                               ---------------------------------
                                               Title: Corporate Vice President,
                                                      Chief Financial Officer

CONFIRMED AND ACCEPTED,
as of the date first above written:

MERRILL LYNCH & CO.,
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED


By /s/ JAMES J. KARRELS
  ------------------------------------------
      Authorized Signatory
      Title: Vice President

                                   SCHEDULE A

                                 ALLERGAN, INC.
               $575,270,000 Liquid Yield Option Notes(TM) due 2020


               1. The initial public offering price per $1,000 principal amount at maturity of the Securities shall be $608.41 which represents a yield to maturity of 2.50% per annum (computed on a semiannual bond equivalent basis).

               2. The Securities shall be convertible into shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") at an initial rate of 5.7615 shares of Common Stock per $1,000 principal amount at maturity of Securities.

               3. The purchase price to be paid by the Initial Purchaser for the Securities shall be $593.20, being an amount equal to the initial public offering price per $1,000 principal amount at maturity of Securities set forth above, less $15.21 per $1,000 principal amount at maturity of Securities.

               4. Prior to November 1, 2003, the Securities will not be redeemable.

               5. The redemption prices to be supplied on page 23 of the Offering Memorandum (and correspondingly in the Indenture) shall be:



                                                          Accrued Original
                                        LYON Issue        Issue Discount          Redemption
         Redemption Date                  Price               at 2.50%              Price
-------------------------------       ---------------   --------------------  ------------------
November 1, 2003..............           $608.41               $47.08              $655.49
November 1, 2004..............           $608.41               $63.57              $671.98
November 1, 2005..............           $608.41               $80.48              $688.89
November 1, 2006..............           $608.41               $97.81              $706.22
November 1, 2007..............           $608.41              $115.57              $723.98
November 1, 2008..............           $608.41              $133.78              $742.19
November 1, 2009..............           $608.41              $152.46              $760.87
November 1, 2010..............           $608.41              $171.60              $780.01
November 1, 2011..............           $608.41              $191.22              $799.63
November 1, 2012..............           $608.41              $211.33              $819.74
November 1, 2013..............           $608.41              $231.96              $840.37
November 1, 2014..............           $608.41              $253.10              $861.51
November 1, 2015..............           $608.41              $274.77              $883.18
November 1, 2016..............           $608.41              $296.99              $905.40
November 1, 2017..............           $608.41              $319.76              $928.17
November 1, 2018..............           $608.41              $343.11              $951.52
November 1, 2019..............           $608.41              $367.05              $975.46
At Maturity...................           $608.41              $391.59            $1,000.00

                                    Sch A-1

               6. The Purchase Dates and Purchase Prices to be supplied on page 24 of the Offering Memorandum and correspondingly in the Indenture shall be:

        Purchase Date                   Purchase Price
        -------------                   --------------
       November 1, 2003                    $655.49
       November 1, 2010                    $780.01

               7. The prices referred to in paragraphs 5 and 6 above are subject to adjustment upon the occurrence of a Tax Event, and the subsequent conversion of the Securities to semiannual coupon notes in the manner specified in the Offering Memorandum.

                                    Sch A-2

                                   SCHEDULE B

                  List of Persons Subject to Lock-up Agreements and Number of Shares of Common Stock Exempt from such Lock-up Agreement


                                                                 Number of shares
                                                                  of Common Stock
Name                                                               that is exempt
----                                                             -----------------
Herbert W. Boyer, Ph.D.
Gavin S. Herbert
Ronald M. Cresswell, D. Sc.
Handel E. Evans
Michael R. Gallagher
William R. Grant
Karen R. Osar
Louis T. Rosso
Leonard D. Schaeffer
David E.I. Pyott                                                        54,000
F. Michael Ball
Eric Brandt
David A. Fellows
James M. Hindman
Lester J. Kaplan, Ph.D.                                                200,000
George M. Lasezkay
Nelson R.A. Marques                                                     30,000
James V. Mazzo
Jacqueline Schiavo
Francis R. Tunney, Jr.
Anthony H. Wild, Ph.D.


                                    Sch B-1

                                                                       Exhibit A


                      FORM OF REGISTRATION RIGHTS AGREEMENT


           [The Registration Rights Agreement is filed as Exhibit 4.2 to this Form 8-K dated November 1, 2000]

                                                                       Exhibit B


                    FORM OF OPINION OF COUNSEL TO THE COMPANY

               (i) The execution and delivery by the Issuer of the Purchase Agreement, Indenture, Registration Rights Agreement and Securities and the performance of its obligations thereunder have been duly authorized by all necessary corporate action. Each of the Indenture, the Purchase Agreement and the Registration Rights Agreement has been duly executed and delivered by the Issuer;

               (ii) The Indenture constitutes a legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms;

               (iii) The Securities are in the form contemplated by the Indenture, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchaser in accordance with the terms of the Purchase Agreement, will be legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms;

               (iv) The shares of Common Stock issuable upon conversion of the Securities have been validly authorized and reserved for issuance upon conversion of the Securities, and when delivered upon such conversion in accordance with the terms of the Indenture, will have been duly and validly issued, fully paid, non-assessable and free of preemptive rights;

               (v) The statements in the Offering Memorandum under the captions "Description of LYONs," "Description of Capital Stock," "Federal Income Tax Considerations" and "Plan of Distribution," in each case insofar as such statements constitute summaries of the legal matters, documents or proceedings referred to therein, are accurate and fair summaries of the matters referred to therein;


               (vi) Assuming the accuracy of the representations and warranties of the Initial Purchaser and compliance by the Initial Purchaser with its agreements contained in the Purchase Agreement, none of the issuance of the Securities to the Initial Purchaser or resales by the Initial Purchaser in the manner contemplated by the Purchase Agreement (it being understood that we express no opinion as to any subsequent resale of the Securities), nor the issuance of shares of Common Stock upon conversion of the Securities, nor the execution, delivery and performance by the Issuer of the Purchase Agreement and the Registration Rights Agreement:

        (a) does or will violate, or require any authorization, consent, waiver or approval of any governmental authority or regulatory body of the State New York or the United States of America under, any law or regulation of the State of New York or the United States of America applicable to the Issuer that, in our experience, is generally applicable to transactions in the nature of those contemplated by the Documents, or the Delaware General Corporation Law, except for such authorizations, consents, waivers or approvals (i) as may be required under any securities or Blue Sky laws, (ii) as may be contemplated by the Registration Rights Agreement, (iii) as already have been obtained or (iv) that, if not made or obtained, would not have a material adverse effect on the Issuer and its subsidiaries taken as a whole (a "Material Adverse Effect");

               (b) does or will, based solely upon review of the documents identified to us by officers of the Issuer as constituting all material contracts of the Issuer, which are exhibits to the Issuer's Annual Report on Form 10-K for the year ended December 31, 1999 (each a "Material Contract"), result in a material breach of or material default under any Material Contract;

               (vii) The Issuer is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Offering Memorandum will not be, an "investment company" within the meaning of the Investment Company Act of 1940, as amended; and

               (viii) Assuming the accuracy of the representations and warranties of the Initial Purchaser and compliance by the Initial Purchaser with its agreements contained in the Purchase Agreement, no registration of the Securities under the Securities Act of 1933, as amended, and no qualification of the Indenture under the Trust Indenture Act of 1939, as amended, is required for the sale and delivery of the Securities to the Initial Purchaser or for resales by the Initial Purchaser in the manner contemplated by the Purchase Agreement, it being understood that we express no opinion as to any subsequent resale of the Securities.

               We have participated in conferences with representatives of the Company, representatives of the independent public accountants for the Company and you and your counsel at which the contents of the Offering Memorandum and related matters were discussed. We have not independently verified the accuracy, completeness or fairness of the statements contained in the Offering Memorandum (other than with respect to the statements in the Offering Memorandum as to which paragraph (vii) refers), and we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of such statements. However, based upon our participation in the aforesaid conferences, we have no reason to believe that the Offering Memorandum (except as to the financial statements and other financial data contained therein, as to which we express no opinion), on the date of the Offering Memorandum and at the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, nor misleading.

               The opinions set forth above will be subject to reasonable qualifications, limitations and exceptions.

                                                                       Exhibit C

                           FORM OF OPINION OF GENERAL
                             COUNSEL OF THE COMPANY

               (i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware;

               (ii) The Company has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under the Purchase Agreement;

               (iii) The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of its properties or the conduct of its business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect;

               (iv) The authorized, issued and outstanding capital stock of the Company is as set forth in the Offering Memorandum in the column entitled "Actual" under the caption "Capitalization" (except for subsequent issuances, if any, pursuant to the Purchase Agreement or pursuant to reservations, agreements, employee benefit plans or the exercise of convertible securities or options referred to in the Offering Memorandum); the shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; and none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company;

               (v) Each Significant Subsidiary has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of its properties or the conduct of its business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; and all of the issued and outstanding capital stock of each Significant Subsidiary has been duly authorized and validly issued, is (except for any Significant Subsidiary that is incorporated in a jurisdiction outside the United States) fully paid and non-assessable and, to such counsel's knowledge, is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity;

               (vi) There is not pending or, to such counsel's knowledge after due inquiry and reasonable investigation, threatened any action, suit, proceeding, inquiry or investigation, before or brought by any court or governmental agency or body, to which the Company or any Significant Subsidiary is a party, or to which the property of the Company or any Significant Subsidiary is subject, which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in the Purchase Agreement or the performance by the Company of its obligations thereunder or transactions contemplated by the Offering Memorandum;

               (vii) The information in the Offering Memorandum under the captions "Business - Government Regulation" and "Business - Patents, Trademarks and Licenses", insofar as it contains descriptions which constitute matters of law or legal conclusions, is accurate, complete and fair in all material respects;

               (viii) The execution, delivery and performance of the Purchase Agreement, the Indenture, the Registration Rights Agreement and the global note issued pursuant to the Indenture (the "Global Note") and the consummation of the transactions contemplated in the Offering Memorandum (including the use of the proceeds from the sale of the Securities as described in the Offering Memorandum under the caption "Use Of Proceeds" and the issuance of the shares of Common Stock issuable upon conversion of the Securities) and compliance by the Company with its obligations under the Purchase Agreement, the Registration Rights Agreement, the Indenture and the Global Note do not and will not, whether with or without the giving of notice or lapse of time or both, conflict with or constitute a breach of, or default under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Significant Subsidiary pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument, required to be filed as an exhibit to the reports of the Company filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to which the Company or any of its Significant Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any Significant Subsidiary is subject (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would have a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any of its Significant Subsidiaries, or any applicable law, statute, rule, regulation, judgment, order, writ or decree, known to me, of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its Significant Subsidiaries or any of their respective properties, assets or operations;

               (ix) To such counsel's knowledge, (i) the Company is not in violation of its Certificate of Incorporation or Bylaws and (ii) no default by the Company exists in the due performance or observance of any material obligation, agreement, covenant or condition contained in any contract that is required to be filed as an exhibit to the reports of the Company filed pursuant to the Exchange Act, except, with respect to this clause (ii) only, for such defaults as would not have a Material Adverse Effect;

               (x) Except in each case as would not have a Material Adverse Effect, such counsel is (i) not aware of any legal actions, claims or proceedings pending or threatened against the Company, by governmental authorities or others, relating to patent rights of the Company or alleging that the Company is infringing or otherwise violating any patents or trade secrets owned by others, and (ii) to such counsel's knowledge, the Company has not received any communication for or on behalf of a complainant in which it is alleged that the Company is infringing or violating the patent rights of third parties;

               (xi) No facts have come to the attention of such counsel that causes such counsel to believe that the information contained in the Offering Memorandum concerning patent rights and trademarks, as of the date of the Offering Memorandum or as of the Closing Time, contained or contains an untrue statement of material fact or omitted or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

               (xii) Such counsel is not aware of any valid U.S. patent that is or would be infringed by the manufacture, use or sale of the Company's Alphagan or Botox products.


               The opinions set forth above will be subject to reasonable qualifications, limitations and exceptions.

                                                                       Exhibit D

                        FORM OF LOCK-UP LETTER AGREEMENT


                              _______________, 2000


MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
North Tower
World Financial Center
New York, New York  10281-1209

        Re: Proposed Offering by Allergan, Inc. of Liquid Yield Option
            Notes(TM) due 2020

Dear Sirs:

               The undersigned, a stockholder [and an officer and/or director] of Allergan, Inc., a Delaware corporation (the "Company"), understands that Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") proposes to enter into a Purchase Agreement (the "Purchase Agreement") with the Company providing for the offering of the Company's Liquid Yield Option Notes(TM) due 2020 (the "Initial Securities") and the grant by the Company to Merrill Lynch of the option to purchase additional Securities to cover over-allotments, if any (the "Option Securities"). The Initial Securities, together with the Option Securities, are collectively the "Securities." In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder [and an officer and/or director] of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with Merrill Lynch that, during a period of 90 days from the date of the Purchase Agreement, the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock or any securities convertible into or exchangeable for Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing sentence shall not apply to such number of shares of Common Stock, whether now owned or hereafter acquired by the undersigned, as specified in Schedule B to the Purchase Agreement.

                                            Very truly yours,


                                            Signature:
                                                      -------------------------

                                            Print Name:
                                                       ------------------------

                                      E-2